Exhibit 99.2

THIRD QUARTER FY2011 MANAGEMENT COMMENTARY

November 15, 2010

Summary Highlights

We are proud to announce continued strong performance for fiscal Q3 2011, including quarterly earnings growth of 17%. The following are highlights from our Fiscal Third Quarter 2011 performance versus the comparable quarter last year:

•	Net sales increased 13% to $574 million.

•	Comparable Retail Segment sales, which include our Direct-to-consumer channel, rose 6%, including a 1% increase in comparable store sales and a 31% increase in comparable direct-to-consumer sales.

•	By major brand, retail segment comparable sales increased 5% at Anthropologie and 29% at Free People and 5% at Urban Outfitters.

•	Wholesale revenues increased 13% to $34 million.

•	Income from operations grew 9% to $105 million, resulting in an operating margin of 18.3%.

•	Net income increased 17% to $73 million or $0.43 per diluted share.

Revenue

Retail Stores - During the quarter, the company opened 13 new stores bringing the global store count to 355. New and non-comparable stores contributed $46 million in sales during the quarter.

Within the quarter, total Company comparable store sales were strongest in August, followed by October. On a two year basis, total Company comparable store and retail segment sales improved throughout the quarter with October being the strongest month. For stores, transaction counts and units per transaction increased 1% while average unit selling prices decreased 2%.

Direct-to-consumer – Direct-to-consumer revenues increased 32% to $105 million. The penetration of direct-to-consumer sales to net sales as a whole increased two percentage points to 18.4%. These results were driven by a 32% increase in website traffic to almost 30 million.

Wholesale – Wholesale revenues increased 13% to $34 million in the quarter, driven by a 17% increase at Free People. Specialty store sales increased 24% while sales to department stores increased 8%.

Brand Highlights

Anthropologie – The brand opened 5 new domestic stores in the quarter bringing the global store count to 150. Square footage increased 12% to 1,104,299. Comparable retail segment sales, which include the direct-to-consumer channel, increased 5%. By region and store venue, sales were strongest in the West and lifestyle centers. By merchandise category, women’s apparel was strongest. Anthropologie opened it’s first Accessory and Footwear only concept on October 29th.

Free People – The brand opened 2 new stores in the quarter bringing the global store count to 38. Square footage increased 15% to 53,804. Comparable retail segment sales, which include the direct-to-consumer channel, increased 29%. Sales were positive and rather consistent across all channels, venues and categories during the quarter.

Urban Outfitters– The brand opened 5 new domestic stores and 1 store in Europe in the quarter bringing the global store count to 166. Square footage increased 8% to 1,539,058. Comparable retail segment sales, which include the direct-to-consumer channel, increased 5%. Domestically, by region and store venue, sales were strongest in the Mid Atlantic and lifestyle centers. Comparable store sales in Europe were ahead of the North America stores average and were strongest on the Continent. By merchandise category, footwear and accessories were strongest.

Other Brands – Other brands include Terrain, Leifsdottir, and the new Wedding Brand concept, Bhldn. Revenues for other brands increased 13.1%. Wedding remains on target for a Spring 2011 launch.

Gross Margin

Gross margins for the quarter decreased 39 basis points to 41.1%. The decrease in gross margins was due largely to higher shipping costs associated with an increased penetration of international Direct-to-consumer business, as well as the impact of pre-opening occupancy costs from an additional 11 store openings in the second half of the current year versus the same period last year. Merchandise margins were flat as the company controlled inventory well throughout the quarter and product cost headwinds were judiciously managed.

SG & A

The organization continued to exhibit exceptional discipline in managing expenses while making strategic investments in talent, design, supply chain, technology, our Direct-to-consumer businesses and our European infrastructure.

Total selling, general and administrative expenses for the quarter, as a percentage of sales, increased by 27 basis points primarily due to investments in systems and our international infrastructure, including pre-opening costs for our new distribution and fulfillment center in Europe.

During the second quarter, we committed to a long-term distribution and fulfillment center lease in the UK Midlands to service retail stores and direct-to-consumer business for all brands in Europe. We expect to transition away from our existing third party arrangement and open the new center in the summer of 2011.

Other Income Statement Items

The Company’s annual effective tax rate was 30.8% versus 36.1% for the same quarter last year. This decrease was due to favorable mix of earnings in certain foreign jurisdictions, the current year federal rehabilitation credit and favorable revisions to state tax estimates, resulting from the tax returns filed. The company expects the annual effective tax rate to be approximately 34% for the full year.

Income

The Company generated an impressive 18.3% operating margin, earning a third quarter record of $105 million in income from operations, an increase of 9% versus the same quarter last year. The company also achieved the highest-ever net income for a third quarter—$73 million, an increase of 17% from the prior year, with earnings per diluted share of $0.43, a 19% increase over the comparable period last year.

Share Repurchase

The Company repurchased and retired 4.3 million shares during the quarter for $133 million at an average price of $31.06 per share. Fully diluted outstanding shares at the end of the quarter were 168,575,637. The Company has 491,533 million shares remaining on its current authorization to buy 8 million shares.

Balance Sheet and Cash flow Items

Cash, Cash Equivalents and Marketable Securities grew year to year by $38 million to $690 million at quarter’s end. The Company repurchased and retired 4.3 million common shares for $133 million during the quarter, leaving 491,533 shares remaining on the current authorization to buy up to a total of 8 million shares.

Comparable Retail Segment inventories, which include our Direct-to-Consumer channel, were 8% higher at quarter’s end while Comparable Retail Store inventories increased 1%.

Total capital spending was $42 million for the quarter.

Depreciation and amortization was $26 million for the quarter.